UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 29, 2003

AstroPower, Inc

(Exact name of registrant as specified in its charter)

Delaware	000-23657	51-0315860
(State or other jurisdictions of incorporation)	(Commission file number)	(IRS Employer Identification No.)

231 Lake Drive, Newark, Delaware	19702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 366-0400

300 Executive Drive Newark, Delaware 19702-3316

(Former address, if changed since last report)

Item 4. Changes in Registrant’s Certifying Accountant.

By letter dated December 23, 2003 and received by management on December 29, 2003, KPMG LLP (“KPMG”) advised the Company “that the client-auditor relationship between AstroPower, Inc. and KPMG has ceased.” A copy of the letter was delivered to the Securities and Exchange Commission.

The reports of KPMG on the financial statements of the Company for each of the fiscal years ended December 31, 2000 and December 31, 2001 contained no adverse opinions or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Except to the extent discussed below, for the fiscal years ended December 31, 2000 and December 31, 2001 and through the date of this report, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure which, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of such disagreement in its reports on the financial statements for such fiscal years. Nor, except to the extent discussed below, were there any reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K for the fiscal years ended December 31, 2000 and December 31, 2001 and through the date of this report. With respect to the matters discussed below, the Audit Committee authorized KPMG to respond fully to inquiries of any successor accountant.

In the course of work undertaken in connection with the audit for the fiscal year ended December 31, 2002, KPMG advised the Company’s Audit Committee that it noted potential inadequacies in internal controls relevant to revenue recognition with respect to certain transactions during 2002, that it had therefore expanded the scope of the audit, and further that it believed that the Audit Committee should engage the services of outside professionals to undertake forensic procedures to assist the Audit Committee with respect to revenue recognition. The Audit Committee then engaged an independent “Big 4” accounting firm and independent law firm to undertake procedures to investigate certain transactions for which revenue had been recognized during 2002. On May 16, 2003, AstroPower announced that, because of its ongoing review of revenue recognition matters, the Company had yet to file its Form 10-K for the fiscal year ended December 31, 2002, and until such time as the Company had an audited balance sheet for the fiscal year ended December 31, 2002 it would be unable to file its quarterly report. Thereafter, they reported to the Audit Committee regarding observations they had made with respect to certain transactions for which revenue had been recognized during 2002. While the expanded procedures were being performed, KPMG informed the Audit Committee and management that KPMG was unwilling to rely on representations by two senior executives.

As previously announced on May 27, 2002, the Board of Directors then accepted the resignations of Allen Barnett, Ph.D., the Company’s Chief Executive Officer, and of Thomas Stiner, the Company’s Chief Financial Officer, from their respective executive positions with AstroPower and removed two other management employees. The Company also appointed George Roland, a director of the Company, as acting Chief Executive Officer, and Gilbert Steinberg, also a director of the Company, as acting Chief Financial Officer.

Thereafter, the management of the Company, working in conjunction with KPMG, moved toward completion of the audit for the year ended December 31, 2002.

On June 5, 2003, the Company announced that it had received a Nasdaq Staff Determination letter on May 29, 2003 indicating that in addition to its Form 10-K delinquency AstroPower had not filed its Quarterly Report on Form 10-Q for the period ended March 31, 2003 with the Securities and Exchange Commission and Nasdaq, as required by Nasdaq Marketplace Rule 4310(c)(14). The Company also announced at that time that it was making every effort to file its reports on Form 10-K and Form 10-Q as soon as possible, but there could be no assurance the Company would be able to file those reports prior to the time that Nasdaq might effect the delisting of its Common Stock. Acting management of AstroPower, and the Audit Committee, believed, based on communications it had had with KPMG, that the work necessary to complete the audit, and to file a Form 10-K, could be completed before an actual delisting of the Company’s stock took place. Shortly thereafter, however, KPMG advised AstroPower for the first time that it would not be willing to issue an audit report until successor management had been engaged by the Company. On July 24, 2003, AstroPower announced that it had received notice from a Nasdaq Listing Qualifications Panel indicating that the Company’s common stock would be delisted from the Nasdaq National Market effective with the open of business on Friday, July 25, 2003. On July 25, 2003, AstroPower also announced the engagement of Bridge Associates LLC, a nationally known restructuring, turnaround management and expanded capabilities firm, to take charge of the day-to-day operations of AstroPower and its subsidiaries and to stabilize the Company’s financial position. The Company further announced that Bridge Associates would also analyze all of AstroPower’s operations and make recommendations to the Company’s Board of Directors with respect to raising additional working capital as well as the overall future strategy of the Company. The Company’s principal efforts thereafter were focused on stabilizing the operations of the business. On August 6, 2003, the Company announced that it had reduced its workforce by 10% through a layoff of approximately 55 employees. The Company also announced that it was evaluating the totality of AstroPower’s overhead expenses and focusing on reducing those expenses throughout the Company’s operations.

In the course of discussions during the fall of 2003, KPMG indicated that it was not prepared to complete the audit process unless the Company undertook additional forensic procedures, the scope of which were not defined, but which would entail the evaluation of matters beyond the scope of the forensic work undertaken previously. The Audit Committee advised KPMG that, while it did not believe that additional forensic work was necessary, it would be willing to undertake such efforts if it could receive guidance from KPMG regarding the scope, potential cost and timing of such procedures and, in particular, how such procedures would affect the timing and cost of completing the audit for 2002. KPMG declined to provide such guidance. The Company advised KPMG that it was concerned because KPMG would not offer any assurance of when the audit might be completed and what the cost of such efforts might be. The Company further advised KPMG that its concerns were heightened by the fact that, in the past, KPMG had indicated that, subject to the completion of certain procedures, the audit would be substantially completed. However, in those prior instances, once the procedures were completed, KPMG raised additional issued or procedures which would have to be completed in connection with the audit. Further, the Company advised KPMG that it had already spent very substantial amounts on effort to complete work required by KPMG in connection with the audit, that it had cooperated with KPMG in every request that KPMG had made, and that it would be irresponsible for the Company to undertake further, open-ended and costly expenditures in light of the Company’s financial condition, particularly without any assurance from KPMG that such procedures would result in completion of the audit.

The Company and the Audit Committee continue to believe that they have complied with all prior requests made by KPMG with respect to the completion of the 2002 audit, including additional requirements and procedures that were required by KPMG over time and which affected the Company’s ability to complete the audit prior to July 24, 2003. The Company and the Audit Committee believe that KPMG’s introduction of additional requirements or conditions to completion of the audit also adversely affected the overall cost of the procedures undertaken to date. In light of these facts, and in light of the Company’s current financial condition, the Audit Committee did not believe that it would be prudent or appropriate to make further, open-ended expenditures of Company resources for additional forensic or audit procedures, absent some reliable assurance that, by doing so, the audit could be completed.

The Company has provided KPMG a copy of this Report and requested KPMG to furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made herein. The Company has requested that KPMG provide such letter as promptly as possible, so that the Company can file such letter as an Exhibit to this Current Report on Form 8-K within 10 business days after the date of this Report.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 1.	Letter From KPMG
(To be supplied by amendment)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AstroPower, Inc.
(Registrant)

Date: January 7, 2004	By:	/s/ Carl H. Young III
Carl H. Young III Interim Chief Executive Officer